July 1, 1996

Matrix Software, Inc.
315 Marion Avenue
Big Rapids, MI 49307
Attn: Michael Erlewine, President

Dear Mr. Erlewine:

     The following will set forth the intent of Alliance Entertainment Corp. ("AEC") to acquire Matrix Software, Inc. ("Matrix") (the "Purchase"):

     1. The Purchase is intended to qualify as a tax-free reorganization under the Internal Revenue Code. The precise form of the transaction will be determined mutually in conjunction with the preparation of a definitive agreement and plan of reorganization ("Purchase Agreement") which will include terms and conditions substantially as described below. Subject to the foregoing, AEC will, at its option, (i) purchase all the issued and outstanding stock of Matrix; (ii) form a new Delaware subsidiary, Matrix Acquisition Corp. ("MAC"), which shall merge with and into Matrix; or (iii) merge Matrix into MAC. The AEC subsidiary resulting from the Purchase is herein referred to as "AEC-Matrix".

     2. At the Closing (as defined below), the stockholders of Matrix will receive consideration in the amount of $3.5 million (the "Purchase Price"), comprised of: AEC common stock ("AEC stock") in an amount equal to no less than 50% of the Purchase Price, a promissory note of AEC (the "Note") payable in the amount of $500 thousand and cash. A portion of the Purchase Price shall be in consideration of a covenant not to compete.

     3. The AEC Stock shall be valued at the average closing price of such common stock on the New York Stock Exchange for the forty-five (45) days prior to the Closing. AEC shall register the AEC Stock on the next S-3 registration statement filed by AEC after the Closing.

     4. The Note shall be payable on the second anniversary of the Closing, shall bear interest at no less than the federal funds rate plus 75 basis points at Closing (with all accrued


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     interest  payable  quarterly)  and shall be subject to set-off in the event that AEC has any indemnification claims pursuant to the Purchase Agreement.

     5. The parties agree that the total liability of the Matrix shareholders and Matrix (such shareholders and Matrix are collectively referred to in this paragraph 5 as "Seller") for the existing dispute between Matrix and Trade Service Corporation (the "Trade Service Claim") shall not exceed $300 thousand (excluding any insurance proceeds received by Seller on such claim), which liability, if any, shall be set-off against the Note. On and after the Closing, AEC shall be solely responsible for paying the first $100 thousand in liabilities arising under the Trade Service Claim. As used in this paragraph 5,
(i) "Trade Service Claim" shall include any claims of Matrix's insurance carrier against Matrix for amounts actually paid to or on behalf of Matrix by such insurer in connection with the dispute between Matrix and Trade Service Corporation; and (ii) "liability" or "liabilities" shall include settlements, judgments, legal costs and attorneys fees.

     6. Michael Erlewine ("Erlewine") shall be employed by AEC as President of AEC- Matrix pursuant to a written agreement ("Employment Agreement"): (a) having a term of not less than five (5) years; (b) providing for a base salary of not less than $175,000 per annum; providing that Erlewine's principal place of employment shall be in Michigan; (d) containing other terms at least comparable to those provided to similarly situated executives of AEC operating units; and
(e) providing that, in addition to the compensation set forth in (b) above, AEC shall pay Erlewine (and those employees designated by him) the following percentage of net on-line revenues (gross revenues less returns) earned by AEC-Matrix from each of the indicated databases:

                                                            Percentage  Payable
                                                            to  Erlewine  and
Database                    AEC Net  On-Line  Revenues      Employee Designees

All Music Guide and ...........    $0-$5,000,000                         1%
All Movie Guide                    $5,000,001-$10,000,000               1/2%
                                   over $10,000,000                     1/4%
Astrology Database                  All                                   2%

     7. AEC shall also enter into employment agreements, each for a term of three (3) years, with the following Matrix employees, for the salary set forth opposite each employee's name and containing such other terms and conditions (including noncompetition provisions) that shall be mutually agreed upon by AEC and each such employee:





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Matrix Software, Inc.
July 1, 1996
Page 3




Employee ...............................................                  Salary
Vladimir Bogdanov ......................................                $110,000
Chris Woodstra .........................................                 $55,000
Mary King .............................................                  $65,000
Stephen Erlewine ........................................                $75,000

     8. This letter of intent shall create a binding obligation of Matrix and its shareholders to sell to AEC on the terms set forth herein. In the event of the breach of such obligation solely as a result of a violation of the provisions of Paragraph 12, Matrix shall pay to AEC an amount equal to $1 million plus the reimbursement of all of AEC's fees and expenses incurred in connection with this transaction including all of its legal and accounting expenses. The parties shall proceed in good faith to negotiate and execute definitive documents setting forth the terms of this letter of intent and containing representations, warranties and indemnification provisions substantially similar to those contained in other AEC acquisition agreements. AEC's obligations hereunder are contingent upon execution of the Purchase Agreement and other ancillary Agreements and AEC not discovering any material adverse information in the course of its due diligence investigation of Matrix. As used herein, "material adverse information" excludes information relating to the Trade Services Claim unless such information reveals that (i) Matrix's representations to AEC about the Trade Services Claim were, at the time they were made, false or misleading or, (ii) a significant number of titles contained in the AEC database are not excluded from the injunctive relief granted by the court to Trade Services and such titles cannot be recreated by Matrix (at its sole cost and expense) in a manner that Matrix can prove to AEC is noninfringing. In the event Matrix recreates such titles in its database, AEC shall use commercially reasonable efforts to assist Matrix in recreating such titles. AEC hereby confirms that no information has been disclosed to AEC as of the date hereof which would cause AEC to be unable or willing to complete the transactions on the terms set forth herein. Consummation of the Purchase will be subject to customary conditions.

     9. Matrix and AEC shall use their respective best efforts to prepare and execute the Purchase Agreement within sixty (60) days of the date of this letter. Should the Purchase Agreement not be executed by the parties within such 60-day period, any party may declare this letter of intent to be null and void without any further liability or obligation to pursue negotiations further, except for the liquidated damages obligations set forth in paragraph 8 hereof and the confidentiality obligations set forth in paragraph 10 hereof. It is understood, however, that the parties may, at any time prior to the expiration of the 60-day period, mutually agree in writing to an extension or extensions


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Matrix Software, Inc.
July 1, 1996
Page 4




     of the period in which the Purchase Agreement must be executed. In such event, all terms and conditions of this letter shall continue in full force and effect, except as may be modified in writing by the parties in connection with any such extension or extensions. The parties intend to close the Purchase on or before ninety (90) days from the date hereof (the "Closing"). Neither party shall be under an obligation to consummate this transaction if the Closing does not take place on or before December 31, 1996.

     10. AEC and its authorized employees, agents and representatives ("AEC Agents") shall be afforded the opportunity to conduct a full review of all financial information and corporate and accounting records of Matrix and its subsidiaries and all other matters deemed necessary or appropriate by AEC in such depth as may be deemed by AEC to be necessary or appropriate. Such reviews shall be completed prior to the execution of the Purchase Agreement. During all periods prior to Closing, AEC and the AEC Agents shall be afforded the opportunity at reasonable times to review all of the aforementioned files, reports and records in such a manner as will not unreasonably interfere with the conduct of business operations of Matrix. AEC agrees that AEC and the AEC Agents will hold in strictest confidence and shall not divulge to any other persons nor shall it use for its own benefit any nonpublic information concerning Matrix or its subsidiaries or business or operations, except as may be necessary to obtain any required consents of government or regulatory authorities or as required by law.

     11. You acknowledge that AEC is a public company and may report the existence of this letter of intent concurrent with its execution. AEC will not make any public announcement concerning the existence of this letter of intent or the terms hereof without (i) offering Matrix the opportunity to review and comment on the press release or other form of public disclosure and (ii) receiving Matrix's approval with respect to such announcement, which approval will not be unreasonably withheld or delayed.

     12. From the date hereof until consummation of the transactions contemplated by the Purchase Agreement, neither Matrix, nor any of its directors, officers, employees, agents or representatives shall, directly or indirectly, solicit, induce or otherwise engage in discussions or negotiations relating to or proposed to lead to the acquisition or merger of Matrix or the sale of substantially all of its assets or shares by or with any person other than AEC. Matrix further agrees to advise AEC promptly of any inquiry or offer by any third party.





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Matrix Software, Inc.
July 1, 1996
Page 5



     If the foregoing correctly sets forth our understanding, please sign the enclosed copy of this letter of intent and return it to my attention.

                                         Sincerely,
                                         Alliance Entertainment Corp.

                                      By: /s/ Joseph Bianco
                                         ---------------------------  --------
                                             Joseph Bianco
                                             Chairman of the Board



Accepted and Agreed:

Matrix Software Inc.

By:   /s/ Michael Erlewine
      ------------------------------------
       Michael Erlewine
       President

/s/ Michael Erlewine
- -------------------
Michael Erlewine

/s/ Margaret Erlewine
- ---------------------
Margaret Erlewine